Exhibit 10.1

FEE AGREEMENT BETWEEN INSURFINANCIAL HOLDINGS, PLC and ECO BUILDING
PRODUCTS, INC.

June 13th, 2012

InsurFinancial Holdings, Plc Agency Agreement ("Agreement") sets forth the binding terms and conditions, between InsurFinancial Holdings, PLC, a United Kingdom company ("Company") and ECO Building Products, Inc. a Colorado Corporation (ECO). ECO has appointed Steve Conboy as attorneyin-fact for ECO to sign all related documents for this Proposed Transaction and The Company has appointed James E. Patterson as attorney-in-fact for the Company to sign all related documents for this Proposed Transaction. Company and ECO may be referred to herein, individually, as a "Party" and, collectively, as the "Parties" with respect to this Agreement.

WITNESSETH:

WHEREAS, the Parties entered into an agreement on June 13th, 2012 referred to as "Stand by Only Credit Facility SBLC ("SBLC Agreement"), and

WHEREAS, with respect to a proposed transaction in which the Company and ECO will participate in a business relationship in which the Company will arrange for the issuance of a Stand By Letter Of Credit (for which the terms, conditions and language are included in Exhibit A of the Agreement) in the amount of USD One Hundred Million Dollars ($100,000,000) ("SBLOC") to be used to guarantee performance under a credit facility that ECO have entered into to be exclusively used for trading (buying, selling, arranging for the purchase or sale as Principal or Agent) in wood related commodities ("Trading").

WHEREAS, this Agreement is specifically being issued to address ECO Building Products Inc. located at 909 West Vista Way, Vista, California 92083 and represented by Steve Conboy its CEO, as it relates to Trading Wood Products. No other areas of business outside the scope of Trading are subject to the transaction(s) contemplated in this Agreement and the use of the SBLOC will be limited to only guaranteeing the financing associated with the Trading activities.

WHEREAS, ECO represents that it will have an agreement in place with its major investor to redeem to the treasury of the company all issued and outstanding shares and warrants held by said shareholder.

WHEREAS, ECO desires to represent The Company's interest, as approved by the Company in advance, in placing SBLOC's that are under the Company's control to entities that need to provide additional balance sheet surety in completing financing transactions relating to their business, and

WHEREAS, the Company has complete underwriting authority in any transaction presented to it by ECO in respect to the SBLOC's and would never be in a position where a verbal or written communication prior to an executed agreement would be considered an obligation of the Company;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, and in order to consummate this Agreement.

INSURFINANCIAL / ECO FEE AGREEMENT	INITIAL BY COMPANY	ECO

1.        Stand By Letters of Credit.

(a)       Terms. The Company agrees to provide; a Standby Letter of Credit ("SBLOC") for $100,000,000 to be utilized by ECO as set forth and attached as Exhibit A to this Agreement.

(b)      The Closing and Closing Date. The Closing of the Transaction contemplated by this Agreement shall take place on or before June 201h , 2012 "Closing Date".

 2.       Representations and Warranties Concerning the Transaction.

(a)       Representations and Warranties of ECO. ECO represents and warrants to the Company that the statements contained in this §2(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §2(a)).

(i)             Authorization of Transaction. ECO has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of
ECO, enforceable in accordance with its terms and conditions. ECO will give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or creditors in order to consummate the transactions contemplated by this Agreement.
(ii)            Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company or its Director's are subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets are subject.
(iii)            Good Faith Negotiations. Per this Agreement, ECO has entered into negotiations with the Company to finalize the terms and conditions of this ECO Agreement.
(iv)            Disclosure of Information. Subject in part to the truth and accuracy of the representations and warranties of Company, ECO acknowledges that it has directly, or indirectly through its sources, examined the signatory and sources of the funds of the SBLOC and is satisfied with its findings, and has evaluated the merits and risks of the Transaction.

(b)      Representations and Warranties of The Company. The Company represents and warrants to ECO that the statements contained in this §2(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §2(b)).

(i)              Organization of The Company. The Company is a United Kingdom company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.
(ii)            Authorization of Transaction. The Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions. The Company will give any notice to, make any filing with, or obtain any

INSURFINANCIAL / ECO FEE AGREEMENT	INITIAL BY COMPANY	ECO

authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.
(iii)            Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which The Company is a party or by which it is bound or to which any of its assets is subject.
(iv)            Disclosure of Information. Subject in part to the truth and accuracy of the representations and warranties of ECO, the Company acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to approve the proposed Transaction. The Company further represents that its representatives have had an opportunity to ask questions and receive answers from ECO regarding the terms and conditions of the Transaction, and has evaluated the merits and risks of the Transaction.
(v)            Good Faith Negotiations. Per this Agreement, the Company has entered into negotiations with ECO to finalize the terms and conditions of this ECO Agreement.

3.        Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a)      General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor).

(b)      Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date, the other Parties will cooperate with counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore as described below).

4.        Conditions and Obligation to Close.

(a)       Conditions and Obligations of The Company. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)              the representations and warranties set forth above shall be true and correct in all material respects at and as of the Closing Date;
(ii)             the Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;
(iii)            all actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents

INSURFINANCIAL / ECO FEE AGREEMENT	INITIAL BY COMPANY	ECO

required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to ECO.

(b)      Conditions and Obligations of ECO. The obligation of ECO to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
(i)              the representations and warranties set forth above shall be true and correct in all material respects at and as of the Closing Date;
(ii)             ECO shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;
(iii)            ECO and the Company shall have received all necessary approvals to effectuate this Agreement;

5.        Remedies for Breaches of This Agreement.

(a)       Survival of Representations and. Warranties. All of the representations and warranties of ECO contained above shall survive the Closing hereunder and continue in full force and effect for the term of this Agreement.

(b)       Indemnification Provisions for Benefit of The Company. In the event ECO breaches any of its representations, warranties, and covenants contained herein, provided that the Company makes a written claim for indemnification against ECO, then ECO agrees to indemnify the Company from and against all damages, expenses, legal fees and costs of court the Company may suffer after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that ECO shall not have any obligation to indemnify the Company from and any claims resulting from, arising out of; relating to, in the nature of, or caused by the breach of any representation or warranty of the Company contained above until the Company has suffered adverse consequences by reason of all such breaches.

6.        Termination.

a)	Termination of Agreement. The Parties may terminate this Agreement at any time prior to the Closing if mutual written consent is given by all Parties.

b)
The Company's Termination. The Company may terminate this Agreement by giving written notice to ECO at any time prior to the Closing in the event any of the Company or ECO have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, The Company has notified ECO of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or,

c)
ECO Termination. ECO may terminate this Agreement by giving written notice to the Company at any time prior to the Closing Date, in the event the Company has breached any material representation, warranty, or covenant contained in this Agreement or as required in the Exhibits herein, and if ECO has notified the Company of the breach, and the breach has continued without curefor a period of 30 business days after the notice of breach.

d)	The Company or ECO may also make a claim for indemnification and reimbursement of attorneys' and accountants fees as described above.

INSURFINANCIAL / ECO FEE AGREEMENT	INITIAL BY COMPANY	ECO

e)	ECO will be obligated to return the SBLOC to the Company upon any termination under this Agreement

7.        Miscellaneous.

a.
Press Releases and Public Announcements and Confidentiality. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written mutual approval of the Buyer and the Seller.

b.	No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

c.
Entire Agreement. This Agreement constitutes the entire Agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

d.	Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

e.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument, and the Parties will accept their respective facsimile signatures for this Agreement, and any notices or demands in the future.

f.	Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

g.
Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

h.
Legal and Financial Indemnification. ECO shall hold the Company free and harmless, and agree to cover all financial liability, from any obligations, costs, claims, lawsuits or legal actions, judgments, attorneys' fees, and attachments arising from or growing out of any potential conflicts that may arise as a result of this agreement.

INSURFINANCIAL / ECO FEE AGREEMENT	INITIAL BY COMPANY	ECO

If to ECO: ECO Building Products, Inc. 909 West Vista Way Vista, California 92083	If to the Company: InsurFinancial Holdings PLC 201 N. Cleveland Massillon Rd. Akron, Ohio 44333

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth. Facsimile signatures will be accepted for this Agreement and its Exhibits.

(i)       Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the United Kingdom without giving effect to any choice or conflict of law provision or rule. Any dispute regarding this Agreement shall be determined in a court of competent jurisdiction located in London, United Kingdom. Both Parties consent to submit any disputes related to this Agreement, first to mediation, and then to arbitration, and then to the jurisdiction of the United Kingdom.

(j)       Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k)       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l)        Confidentiality. The Parties will not, during the term of this agreement, use or disclose to any third party, the other Party's confidential information for any purpose other than the performance of services on behalf of the other. Confidential information means any specifically marked confidential proprietary information, clients and any potential Contracting Party that may benefit under this agreement, technical data, trade secrets or know-how or the disclosure of the identity of the Company. Confidential information shall not include information which 1) is known to each party prior to disclosure by each other, 2) has become publicly known and become generally available through no fault of the other party, or 3) has been rightfully received by either party from a third party who is authorized to make such disclosure.

INSURFINANCIAL / ECO FEE AGREEMENT	INITIAL BY COMPANY	ECO

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on June 13, 2012.

FOR ECO
Witness

Signature:	/s/ Steve Conboy	Signature:	/s/ Mark Vuozzo
By: Steve Conboy		Print Name:	Mark Vuozzo
President CEO

ECO Building Products, Inc.
909 West Vista Way
Vista California 92083

(T) 760-732-5826
(F) 800-516-1349
www.ecob.net

FOR THE COMPANY
Witness

Signature:	/s/ James Patterson	Signature:	/s/ Peter Dove
By: James Patterson		Print Name:	Peter Dove
Director

InsurFinancial Holdings PLC
Reg: 5846021
Level 17
Dashwood House
69 Old Broad Street
London EC2M 1QS
(44) 0207 786 6974 (T)
(44) 0207 256 4050 (F)
Email: insurfinance@att.net
www.insurfinancialholdings.com

INSURFINANCIAL / ECO FEE AGREEMENT	INITIAL BY COMPANY	ECO

Exhibit A
InsurFinancial, Plc / ECO Building Products Inc., Fee Agreement dated June 13th, 2012

TERMS FOR THE STAND-BY LETTER OF CREDIT

InsurFinancial ("Company") will provide ECO Building Products Inc. ("ECO") with a Stand-by Letter of Credit ("SBLOC") in the amount agreed upon in as stated in the Fee Agreement or any other amount that is mutually agreed upon. The SBLOC will generally include the following terms:

1.	The SBLOC will be utilized by ECO or its assign as an asset to strengthen its balance sheet and to guarantee the performance of ECO.

2.	SBLOC Facilitation Fee — ECO will pay the Company an annual fee ("Facilitation Fee") in the amount of five million dollars ($5,000,000) on each Payment Date for the Term of the Agreement.

a.	The first payment will be equal to the amount of five percent (5%) of the amount placed at risk by ECO. This payment will be due 120 days after the liability is created by ECO.
b.	For additional risk placement against the SBLOC, an additional payment equal to the amount of five percent (5%) will be due 120 days after that liability is created by ECO.
c.	Beginning with the second year the SBLOC amount shall be reset at the sole option of the Company to the maximum amount exposed and paid for in the prior year.
d.
Any risk exposure at the beginning of the second year and every subsequent year thereafter, an immediate fee of five percent (5%) will due in 120 days. Additional risk exposure during any year will be equal to Section 2.b. of the Exhibit A.

e.	This Annual Facilitation Fee will last for the entire four (4) year term of this Agreement. A year shall be defined as 12 months from the date of this Agreement.
f.	"Placed at Risk" is defined as any liability of ECO reported in their financial reporting.
g.
ECO shall grant the Company the irrevocable right to accept any portion of its earned fee in the form of restricted common stock of ECO, its successors or assigns. The price for this stock shall be 20% above the three month trailing closing price average for the stock.

3.
Payment Date — The "Payment Date" associates with the Facilitation Fee due under this Agreement will be the 120 day of the exposed risk to the SBLOC, if that date is not a business day then the date will be the following business day providing banks are open.

4.
Upon closing of the Fee Agreement InsurFinancial will cause The Bank of China to provide ECO or its assign with the SBLOC with normal and customary commercial terms which has already been presented; however must pass final acceptance by ECO which will occur no later than June 30, 2012.

5.
Term of the Agreement: The SBLOC will be made available to ECO or its assign under this Agreement for the term of the Agreement which is four (4) years. At the end of this Agreement, the SBLOC will be returned to InsurFinancial Holdings, PLC.

INSURFINANCIAL / ECO FEE AGREEMENT	INITIAL BY COMPANY	ECO